Exhibit 10.2

LOAN AND SECURITY AGREEMENT

          THIS LOAN AND SECURITY AGREEMENT dated as of the Closing Date (as amended, modified or restated from time to time, this “Agreement”), will serve to set forth the terms of the Credit Facility by and among PLAINSCAPITAL BANK, a Texas state bank (together with its successors and assigns, “Lender”) and AVATAR SYSTEMS, INC., a Texas corporation (“Debtor”).

RECITALS

          WHEREAS, Debtor has requested that Lender extend the Credit Facility to Debtor on the terms described in this Agreement;

          WHEREAS, Lender is willing to make the Credit Facility available to Debtor upon and subject to the provisions, terms and conditions set forth in the Loan Documents;

NOW THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

          1.        Definitions.  As used in this Agreement, all exhibits, appendices and schedules hereto, and in any other Loan Documents made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Section 1 or in the provisions, sections or recitals herein:

          (a)          “Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

(b) “Business Day” means any day other than a Saturday, Sunday, or any other day on which the Federal Reserve Bank of Dallas, Texas, is closed.

          (c)          “Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of Texas; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different articles or divisions of the Code, the definition of such term contained in Article 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Texas, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

(d) “Collateral” means:

                        (i)          All present and future accounts, chattel paper (including electronic chattel paper), commercial tort claims, commodity accounts, commodity contracts, deposit accounts, documents, financial assets, general intangibles, health care insurance receivables, instruments, investment property, letters of credit, letter of credit rights, payment intangibles, securities, security accounts, and security entitlements now or hereafter owned, held, or acquired.

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                         (ii)          All present and hereafter acquired inventory and goods (including without limitation, all raw materials, work in process and finished goods) held, possessed, owned, held on consignment, or held for sale, lease, return or to be furnished under contracts of services, in whole or in part, wherever located.

                         (iii)          All equipment and fixtures of whatsoever kind and character now or hereafter possessed, held, acquired, leased or owned, together with all replacements, accessories, additions, substitutions and accessions to all of the foregoing, all records relating in any way to the foregoing.

(iv) All Intellectual Property or rights now or hereafter owned, held, or acquired (including without limitation, the Intellectual Property, set forth on Schedule 1(d)(iv) attached hereto, if any.

The term “Collateral,” as used herein, shall also include (i) any other Property, real or personal, tangible or intangible, now existing or hereafter acquired, of Debtor that may at any time be or become subject to a security interest or lien in favor of Lender, and (ii) all SUPPORT OBLIGATIONS, PRODUCTS and PROCEEDS of all of the foregoing (including without limitation, insurance payable by reason of loss or damage to the foregoing property) and any Property, securities, guaranties or monies of Debtor which may at any time come into the possession of Lender.  The designation of proceeds does not authorize Debtor to sell, transfer or otherwise convey any of the foregoing property except in the ordinary course of Debtor’s business or as otherwise provided herein.

          (e)          “Constituent Documents” means (i) in the case of a corporation, its articles or certificate of incorporation and bylaws; (ii) in the case of a general partnership, its partnership agreement; (iii) in the case of a limited partnership, its certificate of limited partnership and partnership agreement; (iv) in the case of a trust, its trust agreement; (v) in the case of a joint venture, its joint venture agreement; (vi) in the case of a limited liability company, its articles of organization and operating agreement or regulations; and (vii) in the case of any other entity, its organizational and governance documents and agreements.

          (f)          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

          (g)          “Copyright Licenses” means any and all agreements (written or oral) naming Debtor as licensor or licensee (including, without limitation, those listed in Schedule 1(d)(iv)), providing for the granting of any right in, to or under any Copyright, including, without limitation, the granting of rights in all derivative works based upon any Copyright, and all renewals and extensions thereof.

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          (h)          “Copyrights” means (1) all United States and foreign copyrights, whether or not the underlying works of authorship have been published, including but not limited to copyrights in software and databases, all Mask Works (as defined in 17 U.S.C. 901 of the U.S. Copyright Act) and all works of authorship and other intellectual property rights therein, all copyrights of works based on, incorporated in, derived from or relating to works covered by such copyrights, all right, title and interest to make and exploit all derivative works based on or adopted from works covered by such copyrights, and all United States and foreign copyright registrations and applications for copyright, and any renewals or extensions thereof, including, without limitation, each registration and application identified in Schedule 1(d)(iv), (2) the rights to print, publish and distribute any of the foregoing, (3) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations of any of the foregoing, (4) all income, royalties, damages and other payments now and hereafter due and/or payable with respect to any of the foregoing (including, without limitation, payments under all Copyright Licenses entered into in connection therewith, payments arising out of any other sale, lease, license or other disposition thereof and damages and payments for past, present or future infringements thereof), and (5) all other rights of any kind whatsoever accruing.

          (i)          “Debt” means as to any Person at any time (without duplication) all items of indebtedness, obligation or liability of a Person, whether mature or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP.

          (j)          “GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question.  Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

          (k)          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(l) “Guarantor” means any Person, whether one or more, who from time to time guarantees all or any part of the Indebtedness.

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(m) “Guaranty” means a GUARANTY AGREEMENT, whether one or more,executed by Guarantor (as the same may be amended, restated or modified from time to time).

          (n)          “Indebtedness” means (i) all indebtedness, obligations and liabilities of Debtor to Lender of any kind or character, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several or joint and several, and regardless of whether such indebtedness, obligations and liabilities may, prior to their acquisition by Lender, be or have been payable to or in favor of a third party and subsequently acquired by Lender (it being contemplated that Lender may make such acquisitions from third parties), including without limitation all indebtedness, obligations and liabilities of Debtor to Lender now existing or hereafter arising under the Notes, this Agreement, the other Loan Documents or any draft, acceptance, guaranty, endorsement, letter of credit, assignment, purchase, overdraft, discount, indemnity agreement or otherwise, (ii) all accrued but unpaid interest on any of the indebtedness described in (i) above, (iii) all obligations of Obligors to Lender under the Loan Documents, (iv) all costs and expenses incurred by Lender in connection with the collection and administration of all or any part of the indebtedness and obligations described in (i), (ii) and (iii) above or the protection or preservation of, or realization upon, the collateral securing all or any part of such indebtedness and obligations, including without limitation all reasonable attorneys’ fees, and (v) all renewals, extensions, modifications and rearrangements of the indebtedness and obligations described in (i), (ii), (iii) and (iv) above.

          (o)          “Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Licenses, the Patents, the Trademarks, the Trade Secrets, and internet domain names, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

          (p)          “Licenses” means the Patent Licenses, Trademark Licenses or Copyright Licenses of a Person as any of the same may from time to time be amended or supplemented and those licenses which are hereafter obtained or acquired by such Person.

(q) “Loan Documents” means this Agreement, the Notes, the Guaranty and the other agreements, instruments and documents evidencing, securing, governing, guaranteeing or pertaining to the Loans.

(r) “Loans” means all advances under the Credit Facility as established pursuant to the Loan Documents from time to time.

          (s)          “Material Adverse Effect” means a material adverse effect on (i) the business, assets, property, operations, condition (financial or otherwise) or prospects, of an Obligor (individually or taken as a whole), (ii) the ability of an Obligor to pay or perform the Indebtedness, (iii)  the rights of or benefits available to Lender under the Loan Documents, or (iv) the validity or enforceability of the Loan Documents.

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(t) “Notes” means, collectively, any promissory note evidencing all or part of the Indebtedness from time to time (as any such Note may be amended, modified or restated from time to time).

(u) “Obligors” means Debtor, Guarantor or any other Person who guaranteed or is otherwise obligated to pay or perform all or any portion of Indebtedness.

          (v)          “Patent Licenses” means all agreements, whether written or oral, providing for the grant by or to Debtor of any right to make, manufacture, use, sell, offer to sell, or import any invention covered in whole or in part by a Patent, including, without limitation, those listed on Schedule 1(d)(iv), and all extensions and renewals thereof.

          (w)          “Patents” means (1) all United States and foreign patents, patent applications and patentable inventions, including, without limitation, each patent and patent application identified in Schedule 1 (d)(iv), all certificates of invention or similar property rights, (2) all inventions and improvements described and claimed therein, (3) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations of any of the foregoing, (4) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all Patent Licenses entered into in connection therewith, payments arising out of any other sale, lease, license or other disposition thereof and damages and payments for past, present or future infringement thereof), and (5) all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon and all other rights of any kind whatsoever accruing thereunder or pertaining thereto.

          (x)          “Permitted Encumbrances” means the following encumbrances: (i) liens for taxes, assessments or governmental charges or levies not yet due and payable or liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (ii) liens in respect of Property of a Person imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Debt for borrowed money, such as carriers’, materialmen’s, warehousemen’s and mechanics’ liens, statutory and common law landlord’s liens, and other similar liens arising in the ordinary course of business, and which either (1) do not in the aggregate materially detract from the value of such Property or materially impair the use thereof in the operation of the business of a Person, or (2) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such lien; (iii) liens created by or pursuant to the Loan Documents; (iv) liens in existence on the Closing Date which are listed, and the Property subject thereto described, on Schedule 1(x), without giving effect to any extensions or renewals thereof; (v) liens arising from judgments, decrees, awards or attachments in circumstances not constituting an Event of Default; (vi) liens (1) incurred or deposits

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made in the ordinary course of business in connection with general insurance maintained by a Person, (2) incurred or deposits made in the ordinary course of business of a Person in connection with workers’ compensation, unemployment insurance and other types of social security, (3) to secure the performance by any Person of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) to the extent incurred in the ordinary course of business, and (4) to secure the performance by a Person of leases of real property, to the extent incurred or made in the ordinary course of business consistent with past practices; and (vii) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of a Person.

          (y)          “Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity, and shall include such Person’s heirs, administrators, personal representatives, executors, successors and assigns.

(z) “Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or any other assets owned, operated or leased by such Person.

          (aa)        “Subsidiary” means any entity (i) of which at least a majority of the ownership, equity or voting interest is at the time directly or indirectly owned or controlled by a Person and/or its Subsidiaries, and (ii) which is treated as a subsidiary in accordance with GAAP.

          (bb)       “Trade Secrets” means all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information.

          (cc)        “Trademark Licenses” means all agreements, whether written or oral, providing for the grant by or to Debtor of any right in or to any Trademark, including, without limitation, those listed on Schedule 1(d)(iv) and all renewals and extensions thereof.

          (dd)        “Trademarks” means (1) all United States and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, logos, trade dress, trade styles, designs, know-how, slogans, words, terms, names, symbols and devices and all combinations thereof, and all other source or business identifiers, and all goodwill of the business connected with the use thereof as symbolized thereby, all registrations and recordings thereof, and all applications therefore or  in connection therewith, whether in the United States Patent and Trademark Office or

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in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, those listed on Schedule 1(d)(iv), and any and all extensions and renewals of any of the foregoing, (2) the right to sue or otherwise recover for any and all past, present and future infringements, misappropriations and dilutions of any of the foregoing, (3) all income, royalties, damages and other payments now and hereafter due and/or payable with respect to any of the foregoing (including, without limitation, payments under all Trademark Licenses entered into in connection therewith, and damages and payments for past, present or future infringements thereof), and (iv) all other rights of any kind whatsoever accruing thereunder or pertaining thereto, together in each case with all of the goodwill of the business connected with the use of, and symbolized by, each of the above.

All words and phrases used herein shall have the meaning specified in the Code except to the extent such meaning is inconsistent with this Agreement. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined.  The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Any accounting term used in the Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, that all financial covenants and calculations in the Loan Documents shall be made in accordance with GAAP as in effect on the Closing Date unless Debtor and Lender shall otherwise specifically agree in writing.  That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.

          2.        Credit Facility.  Subject to the terms and conditions set forth in this Agreement and the other Loan Documents, Lender agrees to make available a Revolving Credit Facility and a Term Loan Facility (collectively, the “Credit Facility”) to Debtor on the terms and conditions set forth herein:

          (a)          Revolving Credit Facility.  Subject to the terms and conditions set forth in this Agreement and the other Loan Documents, Lender hereby agrees to lend to Debtor an aggregate sum not to exceed TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($200,000.00) (the “Revolving Credit Facility”), on a revolving basis from time to time during the period commencing on the date hereof and continuing until: (i) the acceleration of the Indebtedness pursuant to the terms of the Loan Documents; (ii) AUGUST 5, 2008, or (iii) such other date as may be established by a written instrument between Debtor and Lender from time to time (the “Revolving Credit Maturity Date”).  If at any time the sum of the aggregate principal amount of Loans outstanding hereunder exceeds the Revolving Credit Facility, such amounts shall be deemed an “Overadvance.”  Debtor shall immediately repay the amount of such Overadvance plus all accrued and unpaid interest thereon upon written demand from Lender.  Notwithstanding anything contained herein to the contrary, an Overadvance shall be considered a Loan and shall bear interest at the Default Rate as set forth in the Revolving Credit Note and be secured by this Agreement.  Subject to the terms and conditions hereof, Debtor may borrow, repay and reborrow funds under the Revolving Credit Facility.

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          (b)          Term Loan Facility.  Subject to the terms and conditions set forth in this Agreement and the other Loan Documents, Lender hereby agrees to lend to Debtor in a single advance an aggregate sum of FOUR HUNDRED SEVENTY-SIX THOUSAND FIVE HUNDRED AND NO/100 DOLLARS ($476,000.00) (the “Term Loan Facility”), from the date hereof and continuing until: (i) the acceleration of the Indebtedness pursuant to the terms of the Loan Documents; (ii) AUGUST 5, 2011, or (iii) such other date as may be established by a written instrument between Debtor and Lender from time to time (the “Term Maturity Date”).

          (c)          Funding.  Lender reserves the right to require not less than one (1) Business Day prior notice of each Loan under the Revolving Credit Facility, specifying the aggregate amount of such Loan.  Debtor shall give Lender notice of each Loan under the Revolving Credit Facility by no later than 1:00 p.m.  (Dallas, Texas time) on the date provided herein.  Lender at its option may accept telephonic requests for such Loan, provided that such acceptance shall not constitute a waiver of Lender’s right to require delivery of a written request in connection with subsequent Loans.  Lender shall have no liability to Debtor for any loss or damage suffered by Debtor as a result of Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically and purporting to have been sent to Lender by Debtor and Lender shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it.  Subject to the terms and conditions of this Agreement, each Loan under this section shall be made available to Debtor by depositing the same, in immediately available funds, in an account of Debtor designated by Debtor or by paying the proceeds of such Loan to a third party designated by Debtor.

(d) Use of Proceeds. The Loans under the Revolving Credit Facility shall be used by Debtor for working capital in the ordinary course of business.

          (e)          Fees.  Debtor agrees to pay to Lender a commitment fee equal to TEN THOUSAND ONE HUNDRED FORTY-EIGHT AND NO/100 DOLLARS ($10,148.00) for the establishment of the Credit Facility.  The commitment fee shall be due and payable on the Closing Date and shall be deemed fully earned as of the Closing Date.  The commitment fee shall be to compensate Lender for its costs and expenses in the structuring of the Credit Facility.

          3.        Notes, Rate and Computation of Interest.  The Revolving Credit Facility shall be evidenced by a promissory note (together with any amendments, modifications, replacements, substitutions, restatements, renewals, extensions and increases thereof, the “Revolving Credit Note”) duly executed by Debtor and payable to the order of Lender, in form and substance acceptable to Lender.  The Term Loan Facility shall be evidenced by a promissory note (together with any amendments, modifications, replacements, substitutions, restatements, renewals,

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extensions and increases thereof, the “Term Note”) duly executed by Debtor and payable to the order of Lender, in form and substance acceptable to Lender.  Interest on the Notes shall accrue at the rates set forth therein.  The principal of and interest on the Notes shall be due and payable in accordance with the respective terms and conditions set forth in the Notes and in this Agreement.

4. Collateral.

             (a)          Grant of Security Interest.  As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Indebtedness, Debtor hereby pledges to and grants Lender, a security interest in, all of Debtor’s right, title and interest in the Collateral, whether now owned by Debtor or hereafter acquired and whether now existing or hereafter coming into existence.  If Debtor at any time holds or acquires a commercial tort claim, Debtor shall notify Lender in writing within five (5) Business Days of such occurrence with the details thereof and grant to Lender a security interest therein or lien thereon and in the proceeds thereof, in form and substance satisfactory to Lender.

              (b)          Additional Documents.  To secure full and complete payment and performance of the Indebtedness, Debtor shall execute and deliver or cause to be executed and delivered all of the Loan Documents reasonably required by Lender covering the Collateral.  Debtor shall execute and cause to be executed such further documents and instruments, as Lender, in its reasonable discretion, deems necessary or desirable to create, evidence, preserve, and perfect its liens and security interests in the Collateral.  In the event any of the Loan Documents evidencing or securing the Indebtedness misrepresents or inaccurately reflects the correct terms and/or provisions of the Indebtedness, each Obligor shall upon request by Lender and in order to correct such mistake, execute such new documents or initial corrected, original documents as Lender may deem necessary to remedy said errors or mistakes.  Each Obligor shall execute such other documents as Lender shall deem reasonably necessary to correct any defects or deficiencies in the Loan Documents.  Any Obligor’s failure to execute such documents as requested shall constitute an Event of Default under this Agreement.

              (c)          Setoff.  If an Event of Default shall have occurred and be continuing, Lender shall have the right to set off and apply against the Indebtedness in such manner as Lender may determine, at any time and without notice to Debtor, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Lender to Debtor whether or not the Indebtedness is then due.  As further security for the Indebtedness, Debtor hereby grants to the Lender a security interest in all money, instruments, and other Property of Debtor now or hereafter held by Lender, including, without limitation, Property held in safekeeping.  In addition to the Lender’s right of setoff and as further security for the Indebtedness, Debtor hereby grants to Lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of Debtor now or hereafter on deposit with or held by Lender and all other sums at any time credited by or owing from Lender to Debtor.  The rights and remedies of Lender hereunder are in addition to any other rights and remedies (including, without limitation, other rights of setoff) which Lender may have.

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              (d)          Satisfaction of Indebtedness.  Until the Indebtedness has been indefeasibly paid and fully satisfied (other than contingent indemnification obligations to the extent no unsatisfied claim has been asserted) and the commitments to lender under the Credit Facility have been terminated, Lender shall be entitled to retain the security interests in the Collateral granted under the Loan Documents and the ability to exercise all rights and remedies available to Lender under the Loan Documents and applicable laws.

5. Conditions Precedent.

              (a)          Initial Loans.  The obligation of Lender to make the initial Loan under the Credit Facility, is subject to the condition precedent that Lender shall have received on or before the day of such advance all of the following, each dated (unless otherwise indicated) as of the Closing Date, in form and substance satisfactory to Lender:

                             (i)          Resolutions.  Resolutions of the governing body of each Obligor that is not a natural Person certified by an authorized officer or representative of such Obligor which authorize the execution, delivery, and performance of the Loan Documents that such Obligor is a party to;

                             (ii)          Incumbency Certificate.  A certificate of incumbency certified by an authorized officer or representative of an Obligor certifying the names of the individuals or other Persons authorized to sign the Loan Documents to which any Obligor that is not a natural Person is to be a party (including the certificates contemplated herein) together with specimen signatures of such Persons;

(iii) Constituent Documents. The Constituent Documents of each Obligor that is not a natural Person certified to Lender as being true and correct as of the date of this Agreement;

                             (iv)          Governmental Certificates.  Certificates of the appropriate government officials of the state of organization of each Obligor that is not a natural Person and any state such Obligor is currently doing business as to the existence, qualification and good standing of such Obligor, dated within ten (10) days of the date of this Agreement;

(v) Loan Documents. The Loan Documents executed by each Obligor party thereto;

(vi) Financing Statements. Code financing statements covering the Collateral shall have been filed with such filing officers as Lender may request;

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                             (vii)          Insurance Matters.  Copies of insurance certificates describing all insurance policies as may be required by Lender from time-to-time, together with loss payable and lender endorsements in favor of Lender with respect to all insurance policies covering the Collateral;

                             (viii)          Uniform Commercial Code Search.  The results of a Code search showing all financing statements and other documents or instruments on file against Debtor in such locations as Lender may reasonably request, such search to be as of a date no more than ten (10) days prior the Closing Date;

(ix) Fees and Expenses. Evidence that the costs and expenses of Lender (including reasonable attorneys’ fees) and all fees owing to Lender, shall have been paid in full by Debtor;

(x) Subordination Agreement. Debtor shall have delivered fully executed subordination agreement agreement relating to certain indebtedness of Debtor to TIM ALLEN and GREGG ALLEN.

(xi) Other Matters. Such other documents and agreements as may be required by Lender in its reasonable discretion.

(b) All Loans. The obligation of Lender to make any Loan shall be subject to the following additional conditions precedent:

                             (i)          Request for Loan.  Lender shall have received in accordance with this Agreement, a request for a Loan in form and content satisfactory to Lender in its reasonable discretion dated as of the date of request and executed by an authorized officer of Debtor;

                             (ii)          No Event of Default, Etc.  No Event of Default, event which with the passage of time and/or notice would be an Event of Default, or event which could have a Material Adverse Effect shall have occurred and be continuing, or would result from or after giving effect to such Loan;  and

                             (iii)          Representations and Warranties.  All of the representations and warranties contained in the Loan Documents shall be true and correct in material respects on and as of the date of such Loan with the same force and effect as if such representations and warranties had been made on and as of such date.

          6.        Representations and Warranties.  Each Obligor hereby represents and warrants, and upon each request for a Loan represents and warrants to Lender as follows:

          (a)          Existence.  Debtor (i) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; (ii) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of

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its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect. Debtor has the power and authority to execute, deliver, and perform its obligations under the Loan Documents to which it is or may become a party.  The federal tax identification number and state organizational number for Debtor are set forth below:

Federal Tax Identification Number	State Filing Number
75-2796037	150061000

          (b)          Binding Obligations.  The execution, delivery, and performance of the Loan Documents by each Obligor have been duly authorized by all necessary action by such Obligor, and constitute legal, valid and binding obligations of such Obligor, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and except to the extent specific remedies may generally be limited by equitable principles.

          (c)          No Consent.  The execution, delivery and performance of the Loan Documents, and the consummation of the transactions contemplated thereby, do not (i) conflict with, result in a violation of, or constitute a default under (1) any provision of the Constituent Documents (if any) or other instrument binding upon any Obligor,  (2) any law, governmental regulation, court decree or order applicable to any Obligor, or (3) any contractual obligation, agreement, judgment, license, order or permit applicable to or binding upon any Obligor, (ii) require the consent, approval or authorization of any third party, or (iii) result in or require the creation of any lien, charge or encumbrance upon any Property of any Obligor except as may be expressly contemplated in the Loan Documents.

          (d)          Financial Condition.  Each financial statement of each Obligor supplied to Lender truly discloses and fairly presents such Person’s financial condition as of the date of each such statement.  There has been no material adverse change in such financial condition or results of operations of any Obligor subsequent to the date of the most recent financial statement supplied to Lender.

          (e)          Operation of Business.  Debtor possesses all contracts, licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct its businesses substantially as now conducted and as presently proposed to be conducted, and Debtor and is not in violation of any valid rights of others with respect to any of the foregoing, except any violations that could not reasonably be expected to have a Material Adverse Effect.

          (f)          Litigation and Judgments.  There is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of Debtor, threatened against or affecting any Obligor that would, if adversely determined, have a Material Adverse Effect.  There are no outstanding judgments against any Obligor.

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          (g)          Rights in Properties; Liens.  Debtor has good and indefeasible title to or valid leasehold interests in its Properties, including the Properties reflected in the financial statements provided to Lender, and none of the Properties of Debtor is subject to any lien, except Permitted Encumbrances.

(h) Debt. Debtor has no Debt other than the Permitted Indebtedness.

          (i)          Disclosure.  No statement, information, report, representation, or warranty made by any Obligor in the Loan Documents or furnished to Lender in connection with the Loan Documents or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.  There is no fact known to any Obligor which could reasonably be expected to have a Material Adverse Effect on the business, condition (financial or otherwise), operations, prospects, or properties of any Obligor that has not been disclosed in writing to Lender.

(j) Subsidiaries, Ventures, Etc. Debtor has no Subsidiaries, Affiliates or joint ventures or partnerships.

          (k)          Agreements.  Debtor is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate or other organizational restriction which could reasonably be expected to have a Material Adverse Effect on the business, condition (financial or otherwise), operations, prospects, or properties of Debtor, or the ability of Debtor to pay and perform its obligations under the Loan Documents.  Debtor is not in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business.

          (l)          Compliance with Laws.  Debtor is not in violation of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator, the violation of which could reasonably be expected to have a Material Adverse Effect.

          (m)         Taxes; Governmental Charges.  Each Obligor has filed all federal, state and local tax reports and returns required by any law or regulation to be filed by it and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.

          (n)          Security Interest.  Debtor has and will have at all times full right, power and authority to grant a security interest in the Collateral to Lender in the manner provided herein, free and clear of any lien, security interest or other charge or encumbrance other than for the Permitted Encumbrances.

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This Agreement creates a legal, valid and binding first priority security interest (subject to Permitted Encumbrances) in favor of Lender in the Collateral securing the Indebtedness.  Possession by Lender of certain types of Collateral from time to time or the filing of the financing statements delivered prior hereto or concurrently herewith by Debtor to Lender will perfect and establish the first priority of Lender’s security interest hereunder in the Collateral (to the extent that perfection can be accomplished through the filing of a financing statement or the possession of such Collateral) other than for the Permitted Encumbrances.

(o) Location. Debtor’s chief executive office and the office where the records concerning the Collateral are kept are at its address set forth on the signature page hereof.

(p) Solvency. On the Closing Date and on the date of each Loan, Debtor will be and after giving effect to the requested Loan, will be, solvent.

          7.        Affirmative Covenants.  Until all Indebtedness of Debtor under the Loan Documents is indefeasibly paid or performed, and Lender has no further commitment to lend under the Credit Facility, Debtor agrees and covenants as follows:

          (a)          Compliance with Laws.  Debtor will conduct its business in an orderly and efficient manner consistent with good business practices, and perform and comply with all applicable statutes, rules, regulations or ordinances imposed by any Governmental Authority upon Debtor and its businesses, operations and Properties (including without limitation, all applicable environmental statutes, rules, regulations and ordinances) where the failure to perform or comply could have a Material Adverse Effect on the business, operations or properties of Debtor.

          (b)          Payment of Obligations.  Debtor will pay its obligations, including tax liabilities, that, if not paid, could become a lien on any of its Property, before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (ii) Debtor has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

          (c)          Maintenance and Conduct of Business.  Debtor will (i) keep, maintain and preserve all Property (tangible and intangible) material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (ii) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, agreements and franchises material to the conduct of its business, and (iii) engage in an efficient and economical manner in a business of the same general type and within Debtor’s powers under Constituent Documents.

          (d)          Books and Records; Inspection Rights.  Debtor will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.

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Debtor will permit any representatives designated by Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

          (e)          Insurance.  Debtor will maintain insurance, including but not limited to, fire insurance, comprehensive property damage, public liability, worker’s compensation, business interruption and other insurance deemed reasonably necessary.  Debtor will, at its own expense, maintain insurance with respect to all Collateral in such amounts, against such risks, in such form and with such insurers, as shall be satisfactory to Lender from time to time.  Each policy of insurance maintained by Debtor shall (i) name Debtor and Lender as insured parties thereunder (without any representation or warranty by or obligation upon Lender) as their interests may appear, (ii) contain the agreement by the insurer that any loss thereunder shall be payable to Lender notwithstanding any action, inaction or breach of representation or warranty by Debtor, (iii) provide that there shall be no recourse against Lender for payment of premiums or other amounts with respect thereto, and (iv) provide prior written notice of cancellation or of lapse shall be given to Lender by the insurer in accordance with the insurer’s commercial practices as adopted from time to time.  Debtor will deliver to Lender original or duplicate policies of such insurance.  Debtor will also, at the request of Lender, duly execute and deliver instruments of assignment of such insurance policies and cause the respective insurers to acknowledge notice of such assignment. All insurance payments in respect of loss of or damage to any Collateral shall be paid to Lender and applied by Lender in accordance with the Loan Documents, provided, however, that so long as no Event of Default or event which with notice and/or the passage of time would be an Event of Default exists, Debtor may use such insurance payments for the repair or replacement of such lost or damaged property.

          (f)          Compliance with Laws.  Debtor will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(g) Compliance with Agreements. Debtor will comply, in all material respects with all material agreements, contracts, and instruments binding on it or affecting its Properties or business.

          (h)          Additional Subsidiaries.  If any Subsidiary of Debtor is formed or acquired after the Closing Date, Debtor will notify Lender thereof and (i) Debtor will (if requested by Lender) cause such Subsidiary to become a Guarantor or Debtor within five (5) Business Days after such Subsidiary is formed or acquired and promptly take such actions to create and perfect liens on such Subsidiary’s assets to secure the Indebtedness as Lender shall reasonably request, and (ii)  cause the equity interests in such Subsidiary to be pledged to Lender within five (5) Business Days after such Subsidiary is formed or acquired.

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(i) Notice of Indebtedness. Debtor will promptly inform Lender of the creation, incurrence or assumption by Debtor of any actual or contingent liabilities not permitted under this Agreement.

(j) Notices of Material Events. Debtor will furnish to Lender prompt written notice of the following:

(i) the occurrence of any Event of Default;

                        (ii)         the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Debtor, its Subsidiaries or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(iii) any and all material adverse changes in any Obligor’s financial condition and all claims made against any Obligor that could materially affect the financial condition of such Obligor.

Each notice delivered under this Section shall be accompanied by a statement of an executive officer of Debtor setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

          (k)          Ownership and Liens.  Debtor will maintain good and indefeasible title to the Collateral free and clear of all liens, security interests, encumbrances or adverse claims, except for Permitted Encumbrances.  Debtor will cause any financing statement or other security instrument with respect to the Collateral to be terminated, except for Permitted Encumbrances.  Debtor will defend at its expense Lender’s right, title and security interest in and to the Collateral against the claims of any third party.

          (l)          Accounts and General Intangibles.  Debtor will, except as otherwise provided herein, collect, at Debtor’s own expense, all amounts due or to become due under each of the accounts and general intangibles.  In connection with such collections, Debtor may and, at Lender’s direction, will take such action not otherwise forbidden herein as Debtor or Lender may deem reasonably necessary or advisable to enforce collection or performance of each of the accounts and general intangibles.  Debtor will also duly perform and cause to be performed all of its material obligations with respect to the goods or services, the sale or lease or rendition of which gave rise or will give rise to each account and all of its obligations to be performed under or with respect to the general intangibles.  Debtor also covenants and agrees to take any action and/or execute any documents that Lender may reasonably request in order to comply with law relating to the assignment of the accounts.

          (m)          Waivers and Consents Relating to Real Property Interests.  Upon the request of Lender, Debtor shall cause each mortgagee of real property owned by Debtor and each landlord of real property leased by Debtor to execute and deliver agreements satisfactory in form and substance to Lender by which such mortgagee or landlord (i) waives or subordinates any rights it may have in the Collateral, or (ii) consents to the mortgage or other encumbrance of Debtor’s interest in such real property.

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          (n)          Lockbox and Accounts.  To induce Lender to establish the interest rates provided for in the Notes and in order to enable Lender to more fully monitor Debtor’s financial condition, Debtor will use Lender as its depository bank for the maintenance of business, cash management, operating and administrative accounts.

          8.        Negative Covenants.  Until all Indebtedness of Debtor under the Loan Documents is indefeasibly paid or performed, and Lender has no further commitment to lend under the Credit Facility, Debtor agrees and covenants as follows:

          (a)          Fundamental Change.  Debtor will not (i) make any material change in the nature of its business as carried on as of the date hereof, (ii) liquidate, merge or consolidate with or into any other Person, or (iii) make a change in organizational structure or the jurisdiction in which it is organized.

(b) Indebtedness. Debtor will not create, incur, assume or permit to exist any Debt except for the following (“Permitted Indebtedness”):

(i) The Indebtedness created hereunder;

(ii) The Subordinated Debt;

(iii) Other Debt existing on the date hereof and set forth in Schedule 8(b).

          (c)          Loans.  Debtor will not make loans or guarantee any obligation of any other Person or entity other (i) than loans or advances to employees of Debtor not to exceed FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) in the aggregate outstanding at any time, including such loans and advances outstanding on the Closing Date,  and (ii) accounts receivable for sales of inventory and other products and services provided by Debtor to its respective customers in the ordinary course of business of Debtor

          (d)          Transactions With Affiliates.  Debtor will not enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate of Debtor, except in the ordinary course of and pursuant to the reasonable requirements of Debtor’s business (upon prior written notice to Lender) and upon fair and reasonable terms no less favorable to Debtor than would be obtained in a comparable arm’s-length transaction with a Person or entity not an Affiliate of Debtor.

          (e)          Dividends or Distribution.  Following the occurrence of an Event of Default or event which with notice and/or the passage of time would be an event of Default, Debtor will not declare or pay any dividends or distributions on any equity interest of Debtor.

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          (f)          Transfer or Encumbrance.  Debtor will not (i) sell, assign (by operation of law or otherwise), transfer, exchange, lease or otherwise dispose of any of the Collateral or its Property, (ii) grant a lien or security interest in or execute, file or record any financing statement or other security instrument with respect to the Collateral or its Property other than the Permitted Encumbrances, or (iii) deliver actual or constructive possession of any of the Collateral or its Property to any party other than Lender, except for (1) transfers previously disclosed to Lender, (2) the sale or lease of inventory in the ordinary course of business, or (3) the sale or other disposal of any item of equipment which is worn out or obsolete.

(g) Impairment of Security Interest. Debtor will not take any action that would in any manner impair the enforceability of Lender’s security interest in any Collateral.

          (h)          Compromise of Collateral. Debtor will not adjust, settle, compromise, amend or modify any Collateral, except an adjustment, settlement, compromise, amendment or modification in good faith and in the ordinary course of business.

          (i)          Financing Statement Filings.  Debtor will not cause or permit any change (i) in the location of any Collateral, (ii) in the location of any records concerning any Collateral, (iii) Debtor’s legal name, or (iv) the state of Debtor’s organization to a jurisdiction other than as represented herein unless Debtor shall have notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of further perfecting or protecting the security interest in favor of Lender in the Collateral.

          (j)          Investments.  Debtor will not purchase any stock, equity interests or debt obligations (except obligations of the U.S. government) unless such investments are made on behalf of Debtor through Lender or its Affiliates.

          9.        Financial Covenants.  Until all Indebtedness of Debtor under the Loan Documents is indefeasibly paid or satisfied and Lender has no further commitment to lend under the Credit Facility, Debtor agrees and covenants that it will, unless Lender shall otherwise consent in writing:

          (a)          Capital Expenditures.  Debtor will not make capital expenditures in excess of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) from the Closing Date until the first (1st)  anniversary of the Closing Date.

          (b)          Adjusted Debt/Tangible Net Worth.  Debtor will maintain (i) as of December 31, 2006, a ratio of (1) Adjusted Debt, to (2) Tangible Net Worth of not greater than 2.50 to 1.00, and (ii) as of December 31, 2007, a ratio of (1) Adjusted Debt, to (2) Tangible Net Worth of not greater than 2.25 to 1.00.

          (c)          Minimum Free Cash Flow to Certain Fixed Cost.  Debtor will maintain as of the end of each calendar quarter a ratio of (i) Free Cash Flow, to (ii) Current Maturities of Long-Term Indebtedness plus interest expense and rent payments for such period (“Fixed Costs”) equal to or greater than 1.50 to 1.00.

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(d) Current Ratio. Debtor will maintain as of the end of each calendar quarter a ratio of (i) current assets, to (ii) current liabilities of not less than 1:25 to 1.00.

(e) Defined Terms.

(i) “Adjusted Debt” means the total Debt of Debtor minus the Subordinate Debt.

                         (ii)         “Current Maturities of Long-Term Indebtedness” shall mean, in respect of a Person and as of any applicable date of determination thereof, that portion of long-term indebtedness that should be classified as current in accordance with GAAP.

                         (iii)        “EBITDAR” means, for any Person for any period of determination, an amount equal to (a) net income plus (b) the sum of the following to the extent deducted from net income: (i) interest expense; plus (ii) income taxes; plus (iii) depreciation; plus (iv) amortization; plus (v) rent payments.

(iv) “Free Cash Flow” means, for any Person for any period of determination, an amount equal to EBITDAR minus software development cost and capital expenditures.

                         (v)         “Subordinate Debt” means all indebtedness of Debtor subordinated in right of payment to the Indebtedness pursuant to documents containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance satisfactory to Lender.

                         (vi)        “Tangible Net Worth” means, all amounts which, in conformity with GAAP, would be included as equity on a balance sheet of such Person plus (without duplication) the Subordinated Debt; provided, however, there shall be excluded therefrom: (1) any amount at which the equity of such Person appears as an asset on such Person’s balance sheet, (2) goodwill, (3) software development costs, and (4) all other assets which are properly classified as intangible assets.

          10.      Covenants Relating to Intellectual Property.  Until all Indebtedness of Debtor under the Loan Documents is indefeasibly paid or satisfied and Lender has no further commitment to lend under the Credit Facility, Debtor agrees and covenants that it will, unless Lender shall otherwise consent in writing:

          (a)          Use of Certain Intellectual Property.  Debtor (either itself or through licensees) will, consistent with its good business practices and in its reasonable discretion, (i) use each Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force and effect free from any claim of abandonment for non-use,

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(ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable requirements of law, and (iv) not adopt or use any mark that is confusingly similar or a colorable imitation of such Trademark unless Lender shall obtain a perfected security interest in such mark pursuant to this Agreement.

          (b)          Lapse of Trademarks.  Debtor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Trademark or other Intellectual Property of Debtor may lapse or become forfeited, abandoned, dedicated to the public, or unenforceable; provided, however, Debtor may from time to time voluntary abandon pending applications for the registration of Trademarks, which have not and/or will not be used by Debtor due to changes in its business plans specific to such Trademark.

          (c)          Copyrights. Debtor, consistent with its good business practices and in its reasonable discretion (either itself or through licensees), (i) will employ each Copyright and (ii) will not (and will not permit any licensee or sublicensee thereof to) do any act or omit to do any act whereby any portion of the Copyrights may become invalidated or otherwise impaired.  Debtor will not (either itself or through licensees) do any act whereby any portion of the Copyrights may fall into the public domain.

(d) Infringement. Debtor (either itself or through licensees) will not use or permit any Intellectual Property owned by it to infringe the intellectual property rights of any other Person.

          (e)          Notices Relating to Intellectual Property.  Debtor will promptly notify Lender if it knows, or has reason to know, that any application or registration relating to any Intellectual Property owned by it that may become forfeited, abandoned or dedicated to the public, invalid or unenforceable, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any other Governmental Authority in any country) regarding Debtor’s ownership of, or the validity or enforceability of, any Intellectual Property owned by it or Debtor’s right to register the same or to own and maintain the same.

          (f)          Maintenance of Intellectual Property.  Debtor will take, at its expense, all reasonable and necessary steps consistent with its business plan, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar Governmental Authority in any other country or any political subdivision thereof, to maintain the validity and enforceability of all of its Intellectual Property owned by it and to pursue each application (and to obtain the relevant registration) and to maintain each registration of all of its Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability. Lender understands and acknowledges that registration may not be sought for all of Debtor’s potential trademarks or copyrightable materials

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          (g)          Infringement.  In the event that any Intellectual Property is infringed, misappropriated, diluted or otherwise violated by a third party, Debtor shall promptly notify Lender thereof and shall take such actions as Debtor or Lender shall reasonably deem appropriate under the circumstances to protect or enforce such Intellectual Property including suing third parties for infringement, misappropriation, dilution, or such violation, seeking injunctive relief where appropriate and recovering any and all damages for such infringement, misappropriation, dilution or violation.

          (h)          Discontinuance.  Debtor (either itself or through licensees) will not, without ten (10) Business Days prior written notice to Lender, discontinue use of or otherwise abandon any Intellectual Property, or abandon any application or any right to file an application for letters patent, trademark, or copyright.

          (i)          Intellectual Property Security Agreement. With respect to its Intellectual Property, Debtor agrees to execute and deliver to Lender from time to time an agreement, in substantially the form set forth in Annex I hereto or otherwise in form and substance satisfactory to Lender an intellectual property security agreement (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to Lender in such Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office and any other domestic or foreign Governmental Authorities requested by Lender to perfect the security interest hereunder in such Intellectual Property.

(j) Trade Secrets. Debtor shall take all steps reasonably necessary to protect the secrecy of all material Trade Secrets.

          11.        Reporting Requirements.  Until all Indebtedness of Debtor under the Loan Documents is indefeasibly paid and satisfied, and Lender has no further commitment to lend under the Credit Facility, Debtor agrees and covenants that it will furnish or cause to be furnished the following:

          (a)          Interim Financial Statements.  As soon as available, and in any event within forty-five (45) days after the end of each calendar quarter, financial statements to include a balance sheet, income statement and cash flow statement of Debtor, as of the end of such calendar month all in form and substance and in reasonable detail satisfactory to Lender and duly certified (subject to year-end review adjustments) by an appropriate officer of Debtor (i) as being true and correct in all material aspects to the best of such officer’s knowledge (subject to year end adjustments), and (ii) as having been prepared in accordance with GAAP.

          (b)          Annual Financial Statements and Tax Returns.  As soon as available and in any event within ninety (90) days after the end of each fiscal year, a financial statement to include a balance sheet, income statement and cash flow statement of Debtor, as of the end of such fiscal year, audited by independent certified public accountants of recognized standing satisfactory to the Lender, and  within thirty (30) days of filing, annual income tax returns for Debtor.

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          (c)          Compliance Certificate.  Concurrently with the delivery of each of the financial statements of Debtor referred to in Sections 11(a) and (b), a certificate of an officer of Debtor (i) stating that to such officer’s knowledge, no Event of Default has occurred and is continuing, or if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) showing in reasonable detail the calculations demonstrating compliance with the financial covenants set forth in Section 10f this Agreement.

          (d)          Notice of Default and Events of Default.  As soon as possible and in any event within five (5) Business Days after the occurrence of each Event of Default, a written notice setting forth the details of such Event of Default and the action which is proposed to be taken by Parent with respect thereto.

          (e)          Guarantor Financial Statement.  As soon as available and in any event (i) before October 31 of each calendar year, an annual financial statement as of December 31 of the immediately preceding calendar year for each Guarantor, in such form and detail as Lender shall reasonably require (i.e., financial statements as of December 31, 2005 would be due as of October 31, 2006), and (ii) within thirty (30) days of the day it is filed with the Internal Revenue Service or other applicable taxing entity, a copy of each Guarantor’s filed tax return.

(f) General Information. Debtor shall promptly deliver such other information concerning Debtor or Guarantor as Lender may request.

          12.        Rights of Lender.  Lender shall have the rights contained in this Section at all times that this Agreement is effective.

          (a)          Financing Statements.  Debtor hereby authorizes Lender to file, without the signature of Debtor, one or more financing or continuation statements, and amendments thereto, relating to the Collateral.  Debtor hereby irrevocably authorizes Lender at any time and from time to time to file in any Code jurisdiction any initial financing statements and amendments thereto that (i) indicate the Collateral (1) as all assets of Debtor or words of similar effect; regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Code, or (2) as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement or amendment.

          (b)          Performance by Lender.  If any Obligor fails to perform any agreement or obligation provided for in any Loan Document, Lender may itself perform, or cause performance of, such agreement or obligation, and the expenses of Lender incurred in connection therewith shall be a part of the Indebtedness, secured by the Collateral and payable by Debtor on demand.

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          (c)          Debtor’s Receipt of Proceeds.  Upon the occurrence and during the continuation of an Event of Default, all amounts and proceeds (including instruments and writings) received by Debtor in respect of the Collateral shall be received in trust for the benefit of Lender hereunder and, upon the written request of Lender, shall be segregated from other Property of Debtor and shall be forthwith delivered to Lender in the same form as so received (with any necessary endorsement) and applied to the Indebtedness in accordance with the Loan Documents.

          (d)          Notification of Account Debtors.  Lender may at its reasonable discretion from time to time during the continuation of an Event of Default notify any or all obligors under any accounts or general intangibles (i) of Lender’s security interest in such accounts or general intangibles and direct such obligors to make payment of all amounts due or to become due to Debtor thereunder directly to Lender, and (ii) to verify the accounts or general intangibles with such obligors.  Lender shall have the right, at the expense of Debtor, to enforce collection of any such accounts or general intangibles and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as Debtor.

          13.        Events of Default.  Each of the following shall constitute an “Event of Default” under this Agreement:

          (a)          Payment Default.  The failure, refusal or neglect of Debtor to pay when due any part of the principal of, or interest on the Indebtedness owing to Lender by Debtor from time to time and such failure, refusal or neglect shall continue unremedied for a period of ten (10) Business Days from the date such payment is due.

          (b)          Performance or Warranty Default.  The failure of any Obligor to timely and properly observe, keep or perform any covenant, agreement, warranty or condition required herein or in any of the other Loan Documents (other than with respect to a payment default as set forth in Section 12(a) or covenants set forth in Section 8) which is not cured within ten (10) Business Days following written notice from Lender to such Obligor; provided, that (i) if such default cannot be cured within ten (10) Business Days, (ii) such Obligor has, within such period, taken such actions as deemed reasonably necessary and appropriate by Lender to cure such default, and (iii) such Obligor shall continue to diligently pursue such actions, such cure period shall be extended for a period of thirty (30) days.

(c) Representations. Any representation contained herein or in any of the other Loan Documents made by an Obligor is false or misleading in any material respect.

          (d)          Default Under Other Indebtedness.  The occurrence of any event which results the acceleration of the maturity of any indebtedness for borrowed money in an aggregate principal amount in excess of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) owing by any Obligor to any third party under any agreement or understanding.

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          (e)          Insolvency.  If any Obligor (i) becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due; (ii) generally is not paying its debts as such debts become due; (iii) has a receiver, trustee or custodian appointed for, or take possession of, all or substantially all of its assets, either in a proceeding brought by it or in a proceeding brought against it and such appointment is not discharged or such possession is not terminated within sixty (60) days after the effective date thereof or it consents to or acquiesces in such appointment or possession; (iv) files a petition for relief under the United States Bankruptcy Code or any other present or future federal or state insolvency, Bankruptcy or similar laws (all of the foregoing hereinafter collectively called “Applicable Bankruptcy Law”) or an involuntary petition for relief is filed against it under any Applicable Bankruptcy Law and such involuntary petition is not dismissed within sixty (60) days after the filing thereof, or an order for relief naming it is entered under any Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by it; or (v) fails to have discharged within a period of sixty (60) days any attachment, sequestration or similar writ levied upon any property of it.

          (f)          Judgment.  The entry of any judgment against any Obligor or the issuance or entry of any attachments or other liens against any of the Property of such Obligor or its Subsidiaries for an amount in excess of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) (individually or in the aggregate) if uninsured, undischarged, unbonded or undismissed on the date on which such judgment could be executed upon.

(g) Action Against Collateral. The Collateral or any portion thereof is taken on execution or other process of law in any action.

(h) Death or Incompetence of a Guarantor. Any Obligor that is a natural Person shall have died or have been declared incompetent by a court of proper jurisdiction.

          (i)          Action of Lien Holder.  The holder of any lien or security interest on any of the assets of any Obligor, including without limitation, the Collateral (without hereby implying the consent of Lender to the existence or creation of any such lien or security interest on the Collateral), declares a default thereunder or institutes foreclosure or other proceedings for the enforcement of its remedies thereunder.

(j) Material Adverse Effect. Any event shall have occurred or is continuing which shall have had a Material Adverse Effect.

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LOAN AND SECURITY AGREEMENT - PAGE 24

          (k)          Loan Documents.  The Loan Documents shall at any time after their execution and delivery and for any reason cease (i) to create a valid and perfected first priority security interest (subject to Permitted Encumbrances) in and to the Property purported to be subject to the Loan Documents; or (ii) to be in full force and effect or shall be declared null and void, or the validity of enforceability hereof shall be contested by any Obligor or any other Person party thereto, or any Obligor shall deny it has any further liability or obligation under this Agreement or the other Loan Documents.

Nothing contained in this Agreement shall be construed to limit the events of default enumerated in any of the other Loan Documents and all such events of default shall be cumulative.

          14.        Remedies and Related Rights.  If an Event of Default shall have occurred, and without limiting any other rights and remedies provided herein, under any of the Loan Documents or otherwise available to Lender, Lender may exercise one or more of the rights and remedies provided in this Section.

          (a)          Remedies.  Upon the occurrence of any one or more of the foregoing Events of Default, (i) the entire unpaid balance of principal of the Notes, together with all accrued but unpaid interest thereon, and all other Indebtedness owing to Lender by Debtor at such time shall, at the option of Lender, become immediately due and payable without further notice, demand, presentation, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest or notice of protest of any kind, all of which are expressly waived by Debtor, and (ii) Lender may, at its option, cease further advances under the Notes and this Agreement; provided, however, concurrently and automatically with the occurrence of an Event of Default under Subsection 13(e) (Insolvency) further advances under the Loan Documents shall automatically cease, the Indebtedness at such time shall, without any action by Lender, become due and payable, without further notice, demand, presentation, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest or notice of protest of any kind, all of which are expressly waived by Debtor.  All rights and remedies of Lender set forth in this Agreement and in any of the other Loan Documents may also be exercised by Lender, at its option to be exercised in its sole discretion, upon the occurrence of an Event of Default, and not in substitution or diminution of any rights now or hereafter held by Lender under the terms of any other agreement.

(b) Other Remedies. Lender may from time to time at its discretion, without limitation and without notice except as expressly provided in any of the Loan Documents:

(i) Exercise in respect of the Collateral all the rights and remedies of a secured party under the Code (whether or not the Code applies to the affected Collateral);

                         (ii)         Require Debtor to, and Debtor hereby agrees that it will at its expense and upon request of Lender, assemble the Collateral as directed by Lender and make it available to Lender at a place to be designated by Lender which is reasonably convenient to both parties;

PLAINSCAPITAL BANK – AVATAR SYSTEMS, INC.
LOAN AND SECURITY AGREEMENT - PAGE 25

(iii) Reduce its claim to judgment or foreclose or otherwise enforce, in whole or in part, the security interest granted hereunder by any available judicial procedure;

                         (iv)        Sell or otherwise dispose of, at its office, on the premises of Debtor or elsewhere, the Collateral, as a unit or in parcels, by public or private proceedings, and by way of one or more contracts (it being agreed that the sale or other disposition of any part of the Collateral shall not exhaust Lender’s power of sale, but sales or other dispositions may be made from time to time until all of the Collateral has been sold or disposed of or until the Indebtedness has been paid and performed in full), and at any such sale or other disposition it shall not be necessary to exhibit any of the Collateral;

(v) Buy the Collateral, or any portion thereof, at any public sale;

                         (vi)        Buy the Collateral, or any portion thereof, at any private sale if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations;

(vii) Apply for the appointment of a receiver for the Collateral, and Debtor hereby consents to any such appointment; and

(viii) At its option, retain the Collateral in satisfaction of the Indebtedness whenever the circumstances are such that Lender is entitled to do so under the Code or otherwise.

Debtor agrees that in the event Debtor is entitled to receive any notice under the Code, as it exists in the state governing any such notice, of the sale or other disposition of any Collateral, reasonable notice shall be deemed given when such notice is deposited in a depository receptacle under the care and custody of the United States Postal Service, postage prepaid, at Debtor’s address set forth on the signature page hereof, ten (10) days prior to the date of any public sale, or after which a private sale, of any of such Collateral is to be held.  Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

          (c)          Application of Proceeds.  If any Event of Default shall have occurred, Lender may at its discretion apply or use any cash held by Lender as Collateral, and any cash proceeds received by Lender in respect of any sale or other disposition of, collection from, or other realization upon, all or any part of the Collateral as follows in such order and manner as Lender may elect:

                        (i)          to the repayment or reimbursement of the reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by Lender in connection with (1) the administration of the Loan Documents, (2) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, the Collateral, and (3) the exercise or enforcement of any of the rights and remedies of Lender hereunder;

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LOAN AND SECURITY AGREEMENT - PAGE 26

(ii) to the payment or other satisfaction of any liens and other encumbrances upon the Collateral;

(iii) to the satisfaction of the Indebtedness;

(iv) by holding such cash and proceeds as Collateral;

(v) to the payment of any other amounts required by applicable law; and

(vi) by delivery to Debtor or any other party lawfully entitled to receive such cash or proceeds whether by direction of a court of competent jurisdiction or otherwise.

          (d)          License.  Lender is hereby granted a license or other right to use, following the occurrence and during the continuance of an Event of Default, without charge, Debtor’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, customer lists and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral, and, following the occurrence and during the continuance of an Event of Default, Debtor’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit.  In addition, Debtor hereby irrevocably agrees that Lender may, following the occurrence and during the continuance of an Event of Default, sell any of Debtor’s inventory directly to any Person, including without limitation Persons who have previously purchased Debtor’s inventory from Debtor and in connection with any such sale or other enforcement of Lender’s rights under this Agreement, may sell inventory which bears any trademark owned by or licensed to Debtor and any inventory that is covered by any copyright owned by or licensed to Debtor and Lender may finish any work in process and affix any trademark owned by or licensed to Debtor and sell such inventory as provided herein.

          (e)          Deficiency.  In the event that the proceeds of any sale of, collection from, or other realization upon, all or any part of the Collateral by Lender are insufficient to pay all amounts to which Lender is legally entitled, each Obligor (unless otherwise provided) shall be liable for the deficiency, together with interest thereon as provided in the Loan Documents.

          (f)          Non-Judicial Remedies.  In granting to Lender the power to enforce its rights hereunder without prior judicial process or judicial hearing, Debtor expressly waives, renounces and knowingly relinquishes any legal right which might otherwise require Lender to enforce its rights by judicial process.  Debtor recognizes and concedes that non-judicial remedies are consistent with the usage of trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.  Nothing herein is intended to prevent Lender or Debtor from resorting to judicial process at either party’s option.

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LOAN AND SECURITY AGREEMENT - PAGE 27

          (g)          Other Recourse.  Each Obligor waives any right to require Lender to proceed against any third party, exhaust any Collateral or other security for the Indebtedness, or to have any third party joined with Debtor in any suit arising out of the Indebtedness or any of the Loan Documents, or pursue any other remedy available to Lender.  Each Obligor further waives any and all notice of acceptance of this Agreement and of the creation, modification, rearrangement, renewal or extension of the Indebtedness.  Each Obligor further waives any defense arising by reason of any disability or other defense of any third party or by reason of the cessation from any cause whatsoever of the liability of any third party.  Until all of the Indebtedness shall have been paid in full, no Obligor shall have no right of subrogation and each Obligor waives the right to enforce any remedy which Lender has or may hereafter have against any third party, and waives any benefit of and any right to participate in any other security whatsoever now or hereafter held by Lender.  Each Obligor authorizes Lender, and without notice or demand and without any reservation of rights against such Obligor and without affecting such Obligor’s liability hereunder or on the Indebtedness to (i) take or hold any other property of any type from any third party as security for the Indebtedness, and exchange, enforce, waive and release any or all of such other property, (ii) apply such other property and direct the order or manner of sale thereof as Lender may in its discretion determine, (iii) renew, extend, accelerate, modify, compromise, settle or release any of the Indebtedness or other security for the Indebtedness, (iv) waive, enforce or modify any of the provisions of any of the Loan Documents executed by any third party, and (v) release or substitute any third party.

          (h)          No Waiver; Cumulative Remedies.  No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

          (i)          Equitable Relief.  Debtor recognizes that in the event Debtor fails to pay, perform, observe, or discharge any or all of the Indebtedness, any remedy at law may prove to be inadequate relief to Lender.  Debtor therefore agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

          15.          Indemnity.  Debtor hereby indemnifies and agrees to hold harmless Lender, and its officers, directors, employees, agents and representatives (each an “Indemnified Person”) from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature (collectively, the “Claims”) which may be imposed on, incurred by, or asserted against, any Indemnified Person arising in connection with the Loan Documents, the Indebtedness or the Collateral

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LOAN AND SECURITY AGREEMENT - PAGE 28

(including without limitation, the enforcement of the Loan Documents and the defense of any Indemnified Person’s actions and/or inactions in connection with the Loan Documents).  WITHOUT LIMITATION, THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO ANY CLAIMS WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH AND/OR ANY OTHER INDEMNIFIED PERSON, except to the limited extent the Claims against an Indemnified Person are proximately caused by such Indemnified Person’s gross negligence or willful misconduct.  If Debtor or any third party ever alleges such gross negligence or willful misconduct by any Indemnified Person, the indemnification provided for in this Section shall nonetheless be paid upon demand, subject to later adjustment or reimbursement, until such time as (a) a court of competent jurisdiction enters a final judgment as to the extent and effect of the alleged gross negligence or willful misconduct, or (b) Lender has expressly agrees in writing with Debtor that such Claim is proximately caused by such Indemnified Person’s gross negligence or willful misconduct.  The indemnification provided for in this Section shall survive the termination of this Agreement and shall extend and continue to benefit each individual or entity that is or has at any time been an Indemnified Person hereunder.

          16.          No Duty.  All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Obligor or any of any Obligor’s equity holders or any other Person.

          17.          Lender Not Fiduciary.  The relationship between Obligors and Lender is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with any Obligor, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between any Obligor and Lender to be other than that of debtor and creditor.

          18.          Waiver and Agreement.  Neither the failure nor any delay on the part of Lender to exercise any right, power or privilege herein or under any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No waiver of any provision in this Agreement or in any of the other Loan Documents and no departure by any Obligor therefrom shall be effective unless the same shall be in writing and signed by Lender, and then shall be effective only in the specific instance and for the purpose for which given and to the extent specified in such writing.  No modification or amendment to this Agreement or to any of the other Loan Documents shall be valid or effective unless the same is signed by the party against whom it is sought to be enforced.

          19.          Benefits.  This Agreement shall be binding upon and inure to the benefit of Lender and Obligors, and their respective successors and assigns, provided, however, that no Obligor may, without the prior written consent of Lender, assign any rights, powers, duties or obligations under this Agreement or any of the other Loan Documents.

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LOAN AND SECURITY AGREEMENT - PAGE 29

          20.          Notices.  All notices, requests, demands or other communications required or permitted to be given pursuant to this Agreement shall be in writing and given by (a) personal delivery, (b) expedited delivery service with proof of delivery, or (c) United States mail, postage prepaid, registered or certified mail, return receipt requested, sent to the intended addressee at the address set forth on the signature page hereof and shall be deemed to have been received either, in the case of personal delivery, as of the time of personal delivery, in the case of expedited delivery service, as of the time of the expedited delivery and in the manner provided herein, or in the case of mail, upon the third day after deposit in a depository receptacle under the care and custody of the United States Postal Service.  Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by notice to the other party of such new address.

          21.          Construction; Venue; Service of Process.  The Loan Documents have been executed and delivered in the State of Texas, shall be governed by and construed in accordance with the laws of the State of Texas, and shall be performable by the parties hereto in the county in Texas where Lender’s address set forth on the signature page hereof is located (the (“Venue Site”).  Any action or proceeding against any Obligor under or in connection with any of the Loan Documents may be brought in any state or federal court within the Venue Site.  Each Obligor hereby irrevocably (a) submits to the nonexclusive jurisdiction of such courts, and (b) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in any such court or that any such court is an inconvenient forum.  Each Obligor agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions this Agreement.  Nothing in any of the other Loan Documents shall affect the right of Lender to serve process in any other manner permitted by law or shall limit the right of Lender to bring any action or proceeding against any Obligor or with respect to any of its property in courts in other jurisdictions.  Any action or proceeding by any Obligor against Lender shall be brought only in a court located in the Venue Site.

          22.          Invalid Provisions.  If any provision of the Loan Documents are held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of the Loan Documents shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.

          23.          Expenses.  Debtor shall pay all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) in connection with (a) the drafting and execution of the Loan Documents and the transactions contemplated therein, (b) any action required in the course of administration of the indebtedness and obligations evidenced by the Loan Documents, and (c) any action in the enforcement of Lender’s rights upon the occurrence of an Event of Default.

          24.          Participation of the Loans and Purchase of Loans.  Debtor agrees that Lender may, at its option, sell interests in the Loans and its rights under this Agreement to a financial institution or institutions and, in connection with each such sale, Lender may disclose any financial and other information available to Lender concerning Debtor to each perspective purchaser subject to obtaining a confidentiality agreement with each prospective purchaser prior

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LOAN AND SECURITY AGREEMENT - PAGE 30

to disclosing Debtor’s confidential information.  Guarantors may, at any time and from time to time, purchase the Indebtedness (without recourse, representation or warranty other than the warranty of title) upon payment of the outstanding principal balance of the Indebtedness plus all accrued and unpaid interests, fees and charges as may be due under the Loan Documents.

          25.          Conflicts.  Except as otherwise expressly provided in the Notes, in the event any term or provision of this Agreement is inconsistent with or conflicts with any provision of the other Loan Documents, the terms and provisions contained in this Agreement shall be controlling.

          26.          Counterparts.  The Loan Documents may be separately executed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall be deemed to constitute one and the same instrument.

          27.          Survival.  All representations and warranties made in the Loan Documents or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of the Loan Documents, and no investigation by Lender or any closing shall affect the representations and warranties or the right of Lender to rely upon them.

          28.          Waiver of Right to Trial by Jury.  THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM THAT RELATES TO OR ARISES OUT OF THE LOAN DOCUMENTS OR THE ACTS OR FAILURE TO ACT OF OR BY LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THE LOAN DOCUMENTS.

          29.          Patriot Act Notice.  Lender hereby notifies each Obligor that pursuant to the requirements of Section 326 of the USA Patriot Act of 2001, 31 U.S.C. § 5318  (the “Act”), that Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the Act.

          30.          Confidentiality.  Lender agrees to keep confidential any non-public information delivered pursuant to the Loan Documents and not to disclose such information to any Person other than to Persons employed by or engaged, by Lender or Lender’s assignees including attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services and such individuals shall agree to be bound by similar confidentiality terms.  The confidentiality provisions contained herein shall not apply to disclosures (a) required to be made by Lender to any regulatory or governmental agency or pursuant to law, rule, regulations or legal process, or (b) consisting of general portfolio information that does not specifically identify Debtor or any other Obligor.

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LOAN AND SECURITY AGREEMENT - PAGE 31

          31.          Disclosure Relating to Collateral Protection Insurance.  As of the date of this disclosure, Debtor and Lender have or shall have consummated a transaction pursuant to which Lender has agreed to make Loans to Debtor.  Debtor has pledged Collateral to secure the Indebtedness in accordance with the Loan Documents.  This notice relates to Debtor’s obligations with respect to insuring the Collateral against damage.  To this end, Debtor must do the following:

(a) Keep the Collateral insured against damage in the amount equal to the Indebtedness or as otherwise required by the Loan Documents;

(b) Purchase the insurance from an insurer that is authorized to do business in Texas or an eligible surplus lines insurer;

(c) Name Lender the person to be paid under the policy in the event of loss; and

(d) Deliver to Lender a copy of the policy and proof of the payment of premiums.

Lender may obtain collateral protection insurance on behalf of Debtor at Debtor’s expense if Debtor fails to meet any of the foregoing requirements.

          32.          Notice of Final Agreement.  It is the intention of each Obligor and Lender that the following NOTICE OF FINAL AGREEMENT be incorporated by reference into each of the Loan Documents (as the same may be amended, modified or restated from time to time).  Each Obligor and Lender warrant and represent that the entire agreement made and existing by or among each Obligor and Lender with respect to the Loans is and shall be contained within the Loan Documents, and that no agreements or promises exist or shall exist by or among, any Obligor and Lender that are not reflected in the Loan Documents.

NOTICE OF FINAL AGREEMENT

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES, AND THE SAME MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

PLAINSCAPITAL BANK – AVATAR SYSTEMS, INC.
LOAN AND SECURITY AGREEMENT - PAGE 32

          AGREED as of the Closing Date.

LENDER:		ADDRESS:

PLAINSCAPITAL BANK		2911 Turtle Creek Boulevard
Suite 1300
Dallas, TX 75219
By:

Name:	Brian P. Riordan
Title:	Vice President

With copies of notices to:		Gardere Wynne Sewell LLP
1601 Elm Street, Suite 3000
Dallas, TX 75201-4761
Attention: Steven S. Camp

DEBTOR:		ADDRESS:

AVATAR SYSTEMS, INC.		2801 Network Drive, Suite 210
Frisco, TX 75034

By:

Name:	Robert C. Shreve, Jr.
Title:	President

PLAINSCAPITAL BANK – AVATAR SYSTEMS, INC.
LOAN AND SECURITY AGREEMENT - PAGE 33

JOINDER OF GUARANTOR

          GUARANTOR hereby agrees and consents to the provisions of this Agreement and agrees to be bound by the terms and conditions set forth therein.  All representations and warranties applicable to Guarantor contained in the Agreement are true and correct on and as of the date hereof.

GUARANTOR:	ADDRESS:

5154 Carnegie Drive
Robert C. Shreve, Jr.	Frisco, TX 75034

Documents Prepared By:

Steven S. Camp
Gardere Wynne Sewell LLP
1601 Elm Street, Suite 3000
Dallas, TX  75201
214-999-4354

PLAINSCAPITAL BANK – AVATAR SYSTEMS, INC.
LOAN AND SECURITY AGREEMENT - PAGE 34

SCHEDULE 1(d)(iv)
TO
LOAN AND SECURITY AGREEMENT

Intellectual Property

SCHEDULE 1(x)
TO
LOAN AND SECURITY AGREEMENT

Existing Liens

See Attached

SCHEDULE 8(b)
TO
LOAN AND SECURITY AGREEMENT

Other Debt

ANNEX I
INTELLECTUAL PROPERTY SECURITY AGREEMENT

          THIS INTELLECTUAL PROPERTY SECURITY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”) dated as of __________, is made by AVATAR SYSTEMS, INC. (“Debtor”) in favor of PLAINSCAPITAL BANK, a Texas state bank (together with its successors and assigns, “Lender”).

RECITALS

          WHEREAS, Debtor, has entered into a LOAN AND SECURITY AGREEMENT dated AUGUST 00, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), with Lender.  Terms defined in the Loan Agreement and not otherwise defined herein are used herein as defined in the Loan Agreement.

          WHEREAS, under the terms of Loan Agreement, Debtor has granted to Lender, a security interest in, among other property, all Intellectual Property of Debtor, and have agreed as a condition thereof to execute this IP Security Agreement for recording with the United States Patent and Trademark Office, the United States Copyright Office and other Governmental Authorities.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

          1.          Grant of Security.  Debtor hereby grants to Lender, a security interest in all of Debtor right, title and interest in and to the following (the “Intellectual Property Collateral”):

                       (i)          the patents and patent applications set forth in Schedule A hereto (the “Patents”);

                       (ii)         the trademark and service mark registrations and applications set forth in Schedule B hereto, together with the goodwill symbolized thereby (the “Trademarks”);

                       (iii)        all copyrights, whether registered or unregistered, now owned or hereafter acquired by Debtor, including, without limitation, the copyright registrations and applications and copyright licenses set forth in Schedule C hereto (the “Copyrights”);

                       (iv)        all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of Debtor accruing thereunder or pertaining thereto;

                       (v)         any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

                       (vi)        any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral of or arising from any of the foregoing.

          2.          Security for Indebtedness.  The grant of a security interest in, the Collateral by Debtor under this IP Security Agreement secures the prompt and complete payment and performance when due of all Indebtedness of Debtor, whether direct or indirect, now existing or hereafter arising, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, guarantee obligations, indemnifications, contract causes of action, costs, expenses or otherwise.

          3.          Recordation.  Debtor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable Governmental Authority record this IP Security Agreement.

          4.          Execution in Counterparts.  This IP Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          5.          Grants, Rights and Remedies.  This IP Security Agreement has been entered into in conjunction with the provisions of the Loan Agreement.  Debtor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, Lender with respect to the Collateral are more fully set forth in the Loan Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

          6.          Governing Law.  This IP Security Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

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          IN WITNESS WHEREOF, Debtor has caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

DEBTOR:	ADDRESS:

AVATAR SYSTEMS, INC.	2801 Network Drive, Suite 210
Frisco, TX 75034
By:

Name:

Title:

STATE OF __________________________________	§
COUNTY OF ________________________________	§

          THIS INSTRUMENT was acknowledged before me on August __, 2006, by _________________, the ______________ of AVATAR SYSTEMS, INC., an Texas limited corporation, on behalf of said corporation.

[SEAL]
Notary Public

EXHIBIT A

U.S. Patents Issued:

Patent No.	Issue Date	Title	Inventor(s)

U.S. Patents Pending:

Date Filed	Application Number	Title	Inventor(s)

EXHIBIT B

U.S. Trademarks:

Registered Owner	Trademark Description	Registration Number	Registration Date

EXHIBIT C

U.S. Copyright Registrations:

Title	Registration No.	Date of Issue	Registered Owner

Pending U.S. Copyright Registration Applications:

Title	Appl. No.	Date of Application	Copyright Claimant

LOAN AND SECURITY AGREEMENT

PLAINSCAPITAL BANK,
a Texas state bank (“Lender”)

and

AVATAR SYSTEMS, INC.
a Texas corporation (“Debtor”)

AUGUST 16, 2006
(“Closing Date”)